Exhibit 10.17

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Pacific Drilling Manpower, Inc., a Delaware corporation (the “Company”) and an indirect wholly-owned subsidiary of Pacific Drilling S.A., a limited liability company (societe anonyme) organized under the laws of Luxembourg, having its registered office located at 8-10 Avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg register of commerce and companies under number B 159658, organized under the laws of Luxembourg (the “Parent”), the Parent for the purposes of Section 26 of this Agreement, and Bernie G. Wolford, Jr.  (“Employee”) (collectively, the “Parties”), effective as of November 19, 2018 (the “Effective Date”).

1.         Employment.  During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Chief Executive Officer of the Company and Parent and in such other position or positions as may be assigned from time to time by the board of directors (the “Board”) of the Parent.  In addition, during the Employment Period, Employee shall serve as a member of the Board for no additional consideration.

2.         Duties and Responsibilities of Employee; Company Investment.

(a)        During the Employment Period, Employee shall devote Employee’s full business time, attention and best efforts to the businesses of the Company, the Parent and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) as may be requested by the Board from time to time.  Employee’s duties shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties may include providing services to other members of the Company Group in addition to the Company and Parent.  Employee may, without violating this Agreement, (i) as a passive investment, own publicly traded securities in such form or manner as shall not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group. Specifically, Employee shall continue to be permitted to be an owner, advisor, and otherwise affiliated with Mass Technology Corporation, an entity that specializes in oil storage tank tightness testing and water jet cutting in the downstream oil and gas, chemical, industrial and military sectors; provided that (i) any such affiliation only requires a de minimus amount of Executive’s time and (ii) Mass Technology Corporation does not compete with the Company Group.

(b)        Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder.

(c)        Employee understands that Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) fiduciary duties as an officer of the Company), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

(d)        Company Investment.  Subject to applicable law, commencing on the Effective Date and ending on the first anniversary of the Effective Date, Employee agrees that he shall have the opportunity to make a total equity investment in the Parent in an aggregate amount up to $1,000,000 (the “Equity Investment”)  pursuant to one or more purchases of shares of the Parent’s common stock on the open market, directly from the Parent or under a written plan entered into with a broker for trading the Parent’s common stock in a manner that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  If Employee makes an open market purchase of shares of the Parent’s common stock with respect to the Equity Investment, Employee shall use reasonable efforts to comply with the limitations and restrictions set forth in Rule 10b-18(b) promulgated under the Exchange Act in making such purchase.  Employee shall be prohibited from selling or otherwise transferring shares of the Parent’s common stock until Employee owns shares of the Parent’s common stock with an aggregate value equal to five (5) times Employee’s Base Salary (as defined below) and once Employee owns shares of the Parent’s common stock with an aggregate value equal to five (5) times Employee’s Base Salary, Employee shall also be prohibited from entering into any sale or transfer of the Parent’s common stock to the extent such sale or transfer would result in Employee ceasing to own shares of the Parent’s common stock with an aggregate value at least equal to five (5) times Employee’s Base Salary; provided,  however, that the foregoing sale and transfer restrictions shall not apply to any sales of shares intended to satisfy applicable tax withholding obligations due in connection with the exercise, vesting or settlement of equity awards under the Parent’s Equity Incentive Plan (as defined below) and shall no longer apply upon the earlier to occur of (x) the end of the Employment Period (as defined below) and (y) a “Change of Control” (as defined in Section 6(i) below).  In addition, Employee shall be subject to the provisions of any applicable stock ownership guidelines, policies or procedures adopted by the Company.  Notwithstanding any provision of this Agreement to the contrary, the Company and Parent reserves the right, without Employee’s consent (but after consultation with Employee), to adopt any such stock ownership guidelines, procedures and policies with retroactive effect; provided, however, in no event shall the terms hereof in any way impact the participation of Employee in the Equity Incentive Plan.  For the avoidance of doubt, shares of the Parent’s common stock (i) held by Employee’s immediate family, (ii) held in trusts, family limited partnerships or similar vehicles for the benefit of Employee or Employee’s immediate family and (iii) underlying vested restricted stock units or vested but unexercised “in the money” stock options, in each case, shall be treated as owned by Employee for purposes of satisfying the requirements set forth in this Section 2(d).

3.         Compensation.

(a)        Base Salary.  During the Employment Period, the Company shall pay to Employee an annualized base salary of  $700,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for other senior executives as may exist from time to time, but no less frequently than monthly.  The Base Salary shall be reviewed by the Board (or a committee thereof) in accordance with the Company’s policies and practices, but no less frequently than once annually, and may be increased but not decreased unless such decrease is agreed to in writing by Employee.  To the extent applicable, the term “Base Salary” shall include any such increases (or decreases agreed to in writing by Employee) to the Base Salary enumerated above.

(b)        Annual Bonus.  Employee shall be eligible for discretionary bonus compensation for each complete calendar year (and any partial year in the event of a Change of Control) that Employee is employed by the Company hereunder (the “Annual Bonus”).  Each Annual Bonus shall have a target value that is not less than 100% of Employee’s Base Salary as in effect on the last day of the calendar year to which such Annual Bonus relates (the “Bonus Year”) and a maximum value equal to 150% of Employee’s Base Salary as in effect on the last day of such Bonus Year.  The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within the first ninety (90) days of the applicable Bonus Year (provided that such 90 day period shall be shortened to 60 days commencing in 2020).  Notwithstanding the foregoing, Employee shall be eligible to receive an Annual Bonus for the 2018 calendar year, the amount of which will be determined by the Board in its sole discretion.  Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, which is expected to be no later than thirty (30) days after the completion of the Parent’s annual audit for the applicable Bonus Year.  Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the end of the applicable year.

(c)        Sign-On Equity Awards.  In consideration of Employee entering into this Agreement and as an inducement to join the Company, on or as soon as reasonably practicable following the Effective Date, the Parent shall grant Employee, under the Pacific Drilling S.A. 2018 Omnibus Stock Incentive Plan, as amended from time to time (the “Equity Incentive Plan”), subject to approval by the Board and an effective registration statement pursuant to applicable securities exchange listing standards,  a one-time sign on equity award on the terms set forth on Schedule I attached hereto (the “Sign-On Equity Awards”).

(d)        Business Expenses.  Subject to Section 22, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time.  Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee).  In no event shall any reimbursement be made to Employee for such expenses incurred after the date of Employee’s termination of employment with the Company.

(e)        Benefits.  During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other senior executives are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time.  The Company shall not, however, by reason of this Section 3(g), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to other senior executives generally.

(f)        Vacation.  During the Employment Period, Employee shall be eligible to accrue vacation for each complete calendar year that Employee is employed by the Company hereunder (prorated for partial years) in accordance with the Company’s vacation policy, as amended from time to time. Notwithstanding the previous sentence, Employee shall be eligible for five (5) weeks paid vacation per full year (prorated for partial years).

4.         Term of Employment.  The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and continuing until such time as Employee’s employment is terminated in accordance with Section 5 hereof  (the “Employment Period”).

5.         Termination of Employment.

(a)        Company’s Right to Terminate Employee’s Employment for Cause.  The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.”  For purposes of this Agreement, “Cause” shall mean:

(i)         Employee’s commission of fraud, theft, or embezzlement against any member of the Company Group or a willful breach of fiduciary duty with respect to any member of the Company Group;

(ii)        Employee’s  willful and continued failure to perform Employee’s duties;

(iii)       Employee’s breach of Section 2(b) or Section 7 of this Agreement or breach of any other written agreement between Employee and any member of the Company Group which causes material harm to the Company Group;

(iv)       Employee’s conviction of, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or to any crime involving moral turpitude;

(v)        Employee’s  gross misconduct or gross negligence in the performance of duties to any member of the Company Group; or

(vi)       Employee’s breach and violation of the Company’s  or the Parent’s written policies pertaining to sexual harassment, discrimination or insider trading.

Provided,  however, that solely with respect to the actions or omissions set forth in Section 5(a)(ii), (iii),  (v) and (vi), such actions or omissions must remain uncured or uncorrected ten  (10)  business days after the Board has provided Employee written notice of the obligation to cure such actions or omissions.  For the avoidance of doubt, the actions or omissions set forth in Section 5(a)(i) and (iv) are not permitted to be cured by Employee under any circumstances.  In the event the Board determines in good faith after consultation with legal counsel that its fiduciary obligations require an immediate termination for Cause, then, notwithstanding anything herein to the contrary, no cure right shall be provided to Employee.

(b)        Company’s Right to Terminate for Convenience.  The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon 30 days written notice (or pay in lieu thereof) to Employee.

(c)        Employee’s Right to Terminate for Good Reason.  Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.”  For purposes of this Agreement, “Good Reason” shall mean:

(i)         A material diminution in Employee’s Base Salary or target Annual Bonus;

(ii)       the relocation of the geographic location of Employee’s principal place of employment to a location more than twenty five (25) miles outside the greater Houston, Texas metropolitan area (excluding reasonably required business travel in connection with the performance of Employee’s duties under this Agreement);

(iii)      a material and adverse change to, or a material reduction of, Employee’s  duties and responsibilities to the Company or the Parent; provided, that Employee shall not have Good Reason to terminate his employment pursuant to this clause as a result of a change to his title, duties, or responsibilities following the occurrence of a Change of Control during the Protection Period; provided further that if at the end of the Protection Period to the extent Employee is still employed by the Company or Parent, if Employee is not offered the position of Chief Executive Officer or Chief Operating Officer at the Company or Parent, or their respective successors if applicable (on terms which are in the aggregate at least as favorable in this Agreement excluding the Enhanced Severance) then Employee shall have Good Reason to terminate his employment for Good Reason; or

(iv)       any material breach by the Company of any provision of this Agreement.

Notwithstanding the foregoing provisions of this Section 5(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason due to a condition described in Section 5(c)(i),  (ii),  (iii) or (iv) shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Employee’s termination of employment must have arisen without Employee’s consent, (B) Employee must provide written notice to the Board of the existence of such condition(s) within ninety (90) days of the initial existence of such condition(s), (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice, and (D) the date of Employee’s termination of employment must occur within ninety (90) days following the Board’s receipt of such notice.

(d)        Death or Disability.  Upon the death or Disability of Employee, Employee’s employment with Company shall terminate.  For purposes of this Agreement, a “Disability” shall exist if Employee is entitled to receive long-term disability benefits under the Company’s disability plan.

(e)        Employee’s Right to Terminate for Convenience.  In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon ninety (90) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company or Parent may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 5(b)).

6.         Obligations of the Company upon Termination of Employment.

(a)        For Cause; Other than for Good Reason.  If Employee’s employment is terminated during the Employment Period (i) by the Company for Cause pursuant to Section 5(a) or (ii) by Employee other than for Good Reason pursuant to Section 5(e), then Employee shall be entitled to all accrued but unpaid vacation and unpaid Base Salary earned by Employee through the date that Employee’s employment terminates (the “Termination Date”) and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.

(b)        Without Cause; For Good Reason.  In addition to the amounts in Section 6(a), subject to Section 6(g) below, Employee shall be entitled to certain severance consideration described below, payable at the times and in the form set forth in Section 6(f) below, if Employee’s employment is terminated during the Employment Period (x) by the Company without Cause pursuant to Section 5(b) or (y) by Employee for Good Reason pursuant to Section 5(c), the Company shall provide Employee with a severance payment in an amount equal to (A) $4,000,000 if such termination occurs prior to January 1, 2021 (the “Enhanced Payment”) (unless such termination occurs during the Protection Period as defined below) or (B) if such termination occurs on or after January 1, 2021 one and a half (1.5) times the sum of (i) Employee’s Base Salary as in effect immediately prior to the Termination Date and (ii) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs (the amount set forth in clause (A) or (B), the “Severance Payment”). Notwithstanding the foregoing, subject to Section 6(g) below and payable at the times and in the form set forth in Section 6(f) below, if Employee’s employment is terminated during the Employment Period (x) by the Company without Cause pursuant to Section 5(b) or (y) by Employee for Good Reason pursuant to Section 5(c), in each case, during the Protection Period (as defined below), the Company shall provide Employee with a severance payment in an amount equal to two (2) times the sum of (A) Employee’s Base Salary as in effect immediately prior to the Termination Date and (B) the target value of Employee’s Annual Bonus for the Bonus Year during which such termination occurs;  (the “CIC Severance Payment”), (and for the avoidance of doubt if such termination is prior to January 1, 2021 then the CIC Severance Payment shall apply and not the Enhanced Payment).  For purposes of this Agreement, “Protection Period” is the period of time during the Employment Period beginning on the date of a Change of Control and ending on the first anniversary of the date of such Change of Control.  If during the Employment Period, Employee’s employment is terminated by the Company without Cause pursuant to Section 5(b) and such termination occurs after the entry into a signed definitive agreement which if consummated would constitute a Change of Control, then Employee shall receive an additional payment equal to the excess of the CIC Severance Payment minus the Severance Payment with such additional payment being made at the time of the Change of Control (and for the avoidance of doubt such additional payment shall only be made if such Change of Control occurs).

(c)        Death or Disability.  If Employee’s employment is terminated during the Employment Period due to Employee’s death or Disability pursuant to Section 5(d), then Employee shall be entitled to all accrued but unpaid vacation and unpaid Base Salary earned by Employee through the Termination Date and, subject to the terms and conditions of any benefit plans in which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, Employee shall not be entitled to any additional amounts or benefits as the result of such termination of employment.

(d)        Acceleration of Unvested Sign-On Equity Awards.  Subject to Section 6(g) below, if Employee’s employment is terminated during the Employment Period (i) by the Company without Cause pursuant to Section 5(b) or (ii) by Employee for Good Reason pursuant to Section 5(c), all outstanding unvested Sign-On Equity Awards under the Equity Incentive Plan, granted to Employee prior to the Termination Date which vests solely based on the passage of time (as opposed to performance) shall immediately become vested as of the Termination Date as to a portion equal to one-third of each such award that would have otherwise vested on the next regularly scheduled vesting date following the Termination Date if Employee remained continuously employed by the Company Group in accordance with the terms of the equity awards.

(e)        COBRA.  Subject to Section 6(g) below, if Employee’s employment is terminated during the Employment Period (i) by the Company without Cause pursuant to Section 5(b) or (ii) by Employee for Good Reason pursuant to Section 5(c), then if Employee timely and properly elects continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Employee for the difference between the monthly amount Employee pays to effect and continue such coverage for Employee and Employee’s spouse and eligible dependents, if any (the “Monthly Premium Payment”), and the monthly employee contribution amount that active similarly situated employees of the Company pay for the same or similar coverage under such group health plans (such difference, the “Monthly Reimbursement Amount”).  Each such reimbursement payment shall be paid to Employee on the Company’s first regularly scheduled pay date in the month immediately following the month in which Employee timely remits the Monthly Premium Payment.  Employee shall be eligible to receive such reimbursement payments until the earlier of: (x) the date Employee is no longer eligible to receive COBRA continuation coverage, (y) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee) and (z) the eighteen month anniversary of the Termination Date (and if such termination occurs during the Protection Period the eighteen month anniversary of the Termination Date); provided, however, that Employee acknowledges and agrees that (1) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall assume no obligation for payment of any such premiums relating to such COBRA continuation coverage, (2) in no event shall the Company be required to pay a Monthly Reimbursement Amount if such payment could reasonably be expected to subject the Company to sanctions imposed pursuant to Section 2716 of the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (collectively, the “PPACA”) and (3) if payment of a Monthly Reimbursement Amount cannot be provided to Employee without subjecting the Company to sanctions imposed pursuant to Section 2716 of the PPACA or otherwise causing the Company to incur a penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Employee without such adverse impact on the Company.

(f)        Payment Timing.  Payment of the Severance Payment or the CIC Severance Payment (individually, as applicable, the “Cash Severance Payment”), as applicable, shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over a 18-month period for the Severance Payment provided that if the Enhanced Payment is made  then the period shall be 24 months rather than 18 and  an  24-month period for the CIC Severance Payment, in each case, following the Termination Date; provided,  however, that (i) the first installment of the Cash Severance Payment shall be paid on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date, the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter, (ii) to the extent, if any, that the aggregate amount of the installments of the Cash Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6(f) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Cash Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (iii) all remaining installments of the Cash Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 6(f) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Cash Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs.

(g)        Conditions to Receipt of Severance Consideration.  Notwithstanding the foregoing, Employee’s eligibility and entitlement to the Cash Severance Payment and any other payment or benefit referenced in Section 6 above (collectively, the “Severance Consideration”) are dependent upon Employee’s (i) continued compliance with Employee’s obligations under each of Section 7 below and (ii) execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a release of all claims in a form acceptable to the Company and Parent, which shall be based on the form attached hereto as Exhibit A subject to mutually agreed modification based on changes in applicable law and the circumstances of Employee’s termination of employment (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6 or any vested rights or benefits under any of the Company’s benefit plans or any other agreement in which Employee participated immediately prior to the termination of such employment.  If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Consideration.  As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

(h)        After-Acquired Evidence.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive any Severance Consideration pursuant to this Section 6  but, after such determination, a court of competent jurisdiction determines that subsequently, during the period ending on the first anniversary of the date that the final or last Cash Severance Payment installment is paid to Employee, the Company acquired evidence that: (i) Employee has failed to abide by Employee’s continuing obligations under Section 7; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have resulted in the termination of Employee’s employment pursuant to Section 5(a), then Employee shall promptly return to the Company all installments of the Cash Severance Payment (other than the first six such installments) or other Severance Consideration (to the extent possible) received by Employee prior to the date that the Company determines that the conditions of this Section 6(h) have been satisfied.  In the event that the Company determines that the conditions of this Section 6(h). have been satisfied, Employee acknowledges and agrees that the first six installments of the Cash Severance Payment constitute adequate consideration for the Release.

(i)         Change of Control Definition.  As used herein, “Change of Control” shall have the meaning set forth in the Equity Incentive Plan.

7.         Restrictive Covenants.

(a)        Generally.  The Company shall provide Employee access to Confidential Information (as defined below) for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group shall be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration thereof and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 7. Employee further agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and not oppressive, shall not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and substantial and legitimate business interests.

(b)        Non-Competition.  Employee agrees that, during the Non-Compete Period (as defined below), Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i)         engage in or participate within the Market Area (as defined below) in competition with any member of the Company Group in any aspect of the Business (as defined below), which prohibition shall prevent Employee from directly or indirectly owning, managing, operating, joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group (which, for this purpose, includes any company that directly competes with the Company Group as of the date hereof or in the future); or

(ii)       appropriate any Business Opportunity (as defined below) of, or relating to, the Company Group located in the Market Area.

(c)        Non-Solicitation.  Employee agrees that, during the Non-Solicit Period (as defined below), Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of nature:

(i)         solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(ii)       solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

(d)        Non-Disclosure; Non-Use of Confidential Information.  Employee shall not disclose or use at any time, either during Employee’s employment with the Company or at any time thereafter, any Confidential Information of which Employee is or becomes aware, whether or not such information is developed by Employee, except to the extent that such disclosure or use is directly related to and required by Employee’s performance in good faith of duties assigned to Employee by the Company.  Employee will take all appropriate steps to safeguard Confidential Information in Employee’s possession and to protect it against disclosure, misuse, espionage, loss and theft.  Employee shall deliver to the Company at the Date of Termination, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the “Work Product” (as defined below in Section 7(j)(viii)) of the business of the Company Group that Employee may then possess or have under Employee’s control.  Nothing in this Agreement will preclude, prohibit or restrict Employee from (i) communicating with any federal, state or local administrative or regulatory agency or authority, including but not limited to the Securities and Exchange Commission (the “SEC”); (ii) participating or cooperating in any investigation conducted by any governmental agency or authority; or (iii) filing a charge of discrimination with the United States Equal Employment Opportunity Commission or any other federal state or local administrative agency or regulatory authority.  Nothing in this Agreement, or any other agreement between the Parties, prohibits or is intended in any manner to prohibit, Employee from (1) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the U.S. Congress, and any governmental agency Inspector General, or (2) making other disclosures that are protected under whistleblower provisions of federal law or regulation.  This Agreement does not limit Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC.  Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures.  Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b).  Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (y) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (z) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, if filed under seal and does not disclose the trade secret, except pursuant to a court order.  The foregoing provisions regarding protected disclosures are intended to comply with all applicable laws.  If any laws are adopted, amended or repealed after the execution of this Agreement, this Agreement shall be deemed to be amended to reflect the same.

(e)        Proprietary Rights.  Employee recognizes that the Company Group possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Employee, except as otherwise agreed between the Company Group and Employee in writing.  Employee expressly agrees that any Work Product made or developed by Employee or Employee’s agents during the course of Employee’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company Group.  Employee further agrees that all Work Product developed by Employee (whether or not able to be protected by copyright, patent or trademark) during the course of Employee’s employment with the Company, or involving the use of the time, materials or other resources of the Company Group, shall be promptly disclosed to the Company Group and shall become the exclusive property of the Company Group, and Employee shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(f)        Non-Disparagement.  During the Employment Period and at all times thereafter, neither Employee nor Employee’s agents shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the Company (including, in the case of communications by Employee or Employee’s agents, the Company Group, any of the Company Group’s officers, directors or employees).  The foregoing shall not be violated by truthful responses to (i) legal process or governmental inquiry or (ii) by private statements to the Company Group or any of the Company Group’s officers, directors or employees; provided, with respect to clause (ii), such statements are made in the course of carrying out Employee’s duties pursuant to this Agreement.

(g)        Enforcement.  Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the covenants set forth in this Section 7, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach as determined by a court of law, by (i) notwithstanding anything to the contrary contained in an Equity Incentive Plan or an award agreement, causing the forfeiture of any unvested awards granted under an Equity Incentive Plan (including the equity awards described in Section 3(c)) or (ii) obtaining injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(h)        Blue Pencil.  If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Employee and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i)         Tolling.  The periods during which the covenants set forth in this Section 7 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which Employee is found by a judge residing in a court of competent jurisdiction to be in violation of any such covenants, to the extent permitted by applicable law.

(j)         For purposes of Section 7, the following terms shall have the following meanings:

(i)         “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include the provision of offshore drilling services through the use of high-specification floating rigs.

(ii)       “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business of which Employee was aware during his employment with the Company or about which Employee received Confidential Information.

(iii)      “Company” shall include the Company, the Parent and any direct or indirect subsidiaries and affiliates thereof and any successors thereto.

(iv)       “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Employee’s unauthorized disclosure) and that is used, developed or obtained by the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by Employee while employed by the Company Group concerning (A) the business or affairs of the Company Group, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Employee’s unauthorized disclosure) prior to the date Employee proposes to disclose or use such information.  Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(v)        “Market Area” shall mean states of Texas, Mississippi, Alabama, and Louisiana, the countries of Nigeria and Brazil, and any additional areas in which the Company expands its operations or creates plans to expand its operations with such areas added to Exhibit B hereof from time to time and provided to Employee.

(vi)       “Non-Compete Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing until the first anniversary of the Termination Date.

(vii)     “Non-Solicit Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of 24 months following the Termination Date.

(viii)    “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company Group’s actual or anticipated Business, research and development or existing or future products or services and that are conceived, developed or made by Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

8.         Dispute Resolution; Submission to Jurisdiction.

(a)        Each Party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement (a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each Party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.  Each of the Parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the Parties hereto irrevocably and unconditionally agrees that (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, it will appoint (and maintain an agreement with respect to) an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party hereto of the name and address of said agent, (ii) service of process may also be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in Section 17 of this Agreement, as such address may be changed from time to time pursuant hereto, and (iii) service made pursuant to clause (i) or (ii) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b)        EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER.

9.         Confidentiality of Agreement.  The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other.

10.       Defense of Claims.  During the Employment Period and following the Termination Date, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Employee shall reasonably cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.  The Company shall pay or reimburse Employee for all of Employee’s reasonable travel and other direct expenses reasonably incurred, to comply with Employee’s obligations under this Section 10, so long as Employee provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses.

11.       Withholdings; Deductions.  The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

12.       Title and Headings; Construction.  Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.  Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.  Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof.  All references to “dollars” or “$” in this Agreement refer to United States dollars.  The words “herein”,  “hereof”,  “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.  The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”,  “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties hereto.

13.       Applicable Law.  This Agreement shall in all respects be construed according to the laws of the State of Delaware without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.

14.       Entire Agreement and Amendment.  This Agreement and the Confidentiality Agreement contain the entire agreement of the Parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof.  This Agreement may be amended only by a written instrument executed by both Parties.

15.       Waiver of Breach.  Any waiver of this Agreement must be executed by the party to be bound by such waiver.  No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time.  The failure of either party hereto to take any action by reason of any breach shall not deprive such party of the right to take action at any time.

16.       Assignment.  This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee.  The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company Group.

17.       Notices.  Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by air express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized overnight or second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Pacific Drilling Manpower, Inc.
Attention: General Counsel
11700 Katy Fwy
Houston, Texas 77079
Email: l.buchanan@pacificdrilling.com

If to Employee, addressed to the following until an updated address is provided to the Company by the Employee:

Bernie G. Wolford, Jr.
8230 Scoresby Manor Ct.
Spring, Texas 77379

18.       Counterparts.  This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both Parties.

19.       Deemed Resignations.  Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

20.       Certain Excise Taxes.  Notwithstanding anything to the contrary in this
Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s  “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 20 shall require the Company Group to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

21.       Section 409A.

(a)        Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)        To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)        Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

22.       Clawback.  To the extent required by applicable law or any applicable securities exchange listing standards, or if Employee violates any non-competition, non-solicitation, nondisparagement or nondisclosure covenant or agreement with the Company Group, the Company may require forfeiture or recoupment of any bonuses or other compensation or severance paid to you under this Agreement.  Notwithstanding any provision of this Agreement to the contrary, the Company and Parent reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect; provided such clawback policies and procedures apply to all senior executives of the Company or Parent.

23.       Effect of Termination.  The provisions of Sections 5,  7-11 and 19 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

24.       Third-Party Beneficiaries.  Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Section 7 and shall be entitled to enforce such obligations as if a party hereto.

25.       Severability.  It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

26.       Guarantee. Parent hereby unconditionally and without limitation guarantees the performance of, and agrees to cause to be performed, all of the obligations of the Company under this Agreement.  Parent agrees to act as a surety for the performance of all of the obligations of the Company under this Agreement.  For avoidance of doubt, Parent shall be a guarantor and surety of all payment and performance obligations of the Company under this Agreement and Employee may, in his sole discretion, pursue all rights and remedies that Employee may have pursuant to this Agreement, at law or in equity against both the Company and Parent.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have executed this Agreement to be effective as of the Effective Date.

EMPLOYEE

Bernie G. Wolford, Jr.

PACIFIC DRILLING MANPOWER, INC.

By:
Name:	Amy Roddy
Title:	SVP, Corporate Services

FOR PURPOSES OF SECTION 26 ONLY

PACIFIC DRILLING S.A.

By:
Name:	W. Matt Ralls
Title:	Chairman

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

Exhibit A

FORM OF RELEASE AGREEMENT

This General Release of Claims (this “Agreement”) is entered into by Bernie G. Wolford  (“Employee”) and is that certain Release referred to in Section 6(g) of the Employment Agreement effective as of November 19, 2018, by and between Pacific Drilling Manpower, Inc. (the “Company”), and Employee.  Capitalized terms not defined herein have the meaning given to them in the Employment Agreement.

1.         Severance Consideration.  Employee acknowledges and agrees that the last day of Employee’s  employment with the Company Group was ___________, 2___ (the “Separation Date”).  If (a) Employee executes this Agreement on or after the Separation Date and returns it to the Company, care of [NAME] [ADDRESS] [E-MAIL] so that it is received by [NAME] no later than 11:59 p.m., [•] time on [DATE], (b) does not exercise his revocation rights pursuant to Section 11 below, and (c) abides by Employee’s continuing obligations under the Employment Agreement (including the terms of Sections 7, and 10 thereof), then the Company will provide Employee the Severance Consideration, which Severance Consideration will be provided as set forth Section 6 of the Employment Agreement.

2.         Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.  In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company and any other Company Party (as defined below) and Employee has received all wages, bonuses, and other compensation, been provided all benefits, been afforded all rights and been paid all sums that Employee is owed and has been owed by the Company and any other Company Party as of the date that Employee executes this Agreement (the “Signing Date”). For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Severance Consideration (or any portions thereof) but for Employee’s entry into this Agreement.

3.         Release of Liability for Claims.

(a)        In consideration of Employee’s receipt of the Severance Consideration (and any portion thereof), Employee hereby forever releases, discharges and acquits the Company, the Parent its affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, insurers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by any Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring or existing on or prior to the Signing Date, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964,

EXHIBIT A

as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended; and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the Occupational Safety and Health Act, as amended; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any retention, change in control, bonus or severance plan or policy of any Company Party or any retention, change in control, bonus or severance-related agreement that Employee may have or have had with any Company Party other than the rights to the Severance Consideration described herein; (iv) any and all rights, benefits or claims Employee may have under any employment contract (including the Employment Agreement), equity-based compensation plan or arrangement, incentive compensation plan, limited liability company agreements, and any other agreement; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (x) any claim that first arises after the Signing Date or (y) any claim to vested benefits under an employee benefit plan governed by ERISA.  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration received by him pursuant to Section 2, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)        Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions.

4.         Representation About Claims.  Employee represents and warrants that, as of the Signing Date, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date.  Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

5.         Employee’s Acknowledgments.  By executing and delivering this Agreement, Employee expressly acknowledges that:

EXHIBIT A

(a)        Employee has carefully read this Agreement and has had sufficient time (and at least [21] [45] days) to consider this Agreement before signing it and delivering it to the Company;

(b)        [If 45-day period applies: Employee has been provided with, and attached to this Agreement is, a listing of: (A) the job titles and ages of all employees selected for participation in the exit incentive program or other employment termination program pursuant to which Employee is being offered this Agreement; (B) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program; and (C) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program;]

(c)        Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Agreement;

(d)        Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated herein; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and understands and agrees to each of the terms of this Agreement;

(e)        The only matters relied upon by Employee and causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;

(f)        Employee would not otherwise have been entitled to the consideration described in Section 1 above, or any portion thereof, but for Employee’s agreement to be bound by the terms of this Agreement; and

(g)        No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had the opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

6.         Third-Party Beneficiaries.  Employee expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s release of claims and representations in Sections 2-5 and 9 hereof.

7.         Severability.  Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.

8.         Withholding of Taxes and Other Deductions.  Employee acknowledges that the Company may withhold from the Severance Consideration all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

EXHIBIT A

9.         Return of Property.  Employee represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information and other materials provided to him by the Company or any other Company Party in the course of Employee’s employment with the Company and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

10.       Further Assurances.  In signing below, Employee expressly acknowledges the enforceability, and continued effectiveness of Sections 7 and 10 of the Employment Agreement and promises to abide by those terms of the Employment Agreement.

11.       Revocation Right.  Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed Employee and must be received by [NAME] [ADDRESS] [E-MAIL] before 11:59 p.m., [•]  time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, no Severance Consideration shall be provided and this Agreement shall be null and void; provided, however, that the provisions of Sections 2,  4,  9 and 10 shall remain in full force and effect and shall not be affected by any such revocation.

12.       Employment Agreement.  This Agreement shall be subject to the provisions of Sections 8,  12,  13,  14 and 18 of the Employment Agreement, which provisions are hereby incorporated by reference as a part of this Agreement.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

EXHIBIT A

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date set forth below, effective for all purposes as provided above.

EMPLOYEE

Bernie G. Wolford, Jr.

Date:

SIGNATURE PAGE TO

RELEASE AGREEMENT

Exhibit B

ADDITIONAL MARKET AREA

[Intentionally Blank; Reserved for Future Use]

EXHIBIT B

Schedule I

Sign-On Equity Award Terms

[See separate attachments]

EXHIBIT B